Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63597, 333-62400, 333-125672, 33-68196 and 333-215433) of Hickok Incorporated of our report dated September 10, 2018, relating to the balance sheets as of March 31, 2018 and 2017, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements of CAD Enterprises, Inc., which appears in the Current Report on Form 8-K of Hickok Incorporated dated July 6, 2018, as amended.

/s/ MEADEN & MOORE, LTD

Cleveland, Ohio

September 13, 2018